EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3ASR of our reports dated February 17, 2011, relating to the consolidated financial statements and financial statement schedule of Vectren Corporation, and the effectiveness of Vectren Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Vectren Corporation for the year ended December 31, 2010, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Indianapolis, Indiana November 7, 2011